                                                                      Exhibit 99

[LOGO]



                                                     The Brink's Company
                                                     1801 Bayberry Court
PRESS RELEASE                                        P.O. Box 18100
                                                     Richmond, VA 23226-8100 USA
                                                     Tel. 804.289.9600
                                                     Fax 804.289.9758

Contact:                                             FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                           THE BRINK'S COMPANY REPORTS
                         HIGHER SECOND-QUARTER EARNINGS

   Results Boosted by Improved Performance and Lower Legacy and Interest Costs
    Brink's, Incorporated Profits Grow in U.S. and South America, Weakness in
               Europe Continues Brink's Home Security Profits Up

     RICHMOND, Va., August 2, 2006 - The Brink's Company (NYSE: BCO), a global provider of security and risk management services, reported second-quarter income from continuing operations of $21.2 million or 42 cents per share, up from $2.2 million or 4 cents per share in last year's second quarter. The improved results were driven primarily by higher profits in Brink's, Incorporated, the company's secure transportation and cash management business, as stronger performance in North and South America more than offset continued weakness in certain European countries. Performance at Brink's, Incorporated also benefited from substantially lower restructuring-related expenses. In addition, the company's year-over-year results improved due to higher profits at Brink's Home Security, lower interest expense, lower expenses related to former operations and a lower overall tax rate.

     Second-quarter revenue from continuing operations was $697.5 million, up 10% from $633.5 million in the second quarter of 2005. Operating profit from continuing operations increased to $41.9 million, up from $18.3 million in the year-ago period. Results for 2006 include $3.4 million in pretax charges related to the restructuring of the company's Australian operations due to the loss of that unit's largest customer. The company also recorded a tax valuation allowance of $2.2 million to reflect its expectation of lower ongoing operating results in Australia. Last year's second quarter included approximately $10 million for restructuring activities, primarily in European countries. Results for the second quarter of 2005 also included $6.5 million of tax valuation allowances.

     All restructuring charges included in this press release are disclosed on a pretax basis.

     Michael T. Dan, chairman, president and chief executive officer of The Brink's Company, said: "Looking beyond the positive impact of lower restructuring costs, the improvement in second-quarter earnings was driven by strong results in Brink's, Incorporated's U.S. and South American operations. Profits in Europe continue to be constrained by weak results in the United Kingdom and several other countries. Based on our solid first-half results, we continue to expect that Brink's, Incorporated will achieve an annual operating margin for 2006 approaching 7%, with percentage revenue growth in the high single-digits. Second-quarter results at Brink's Home Security also improved. Despite a slowdown in new installations during the second quarter, we expect 2006 revenue and profit growth of about 10%. We also expect to see a pick-up in new installations in the third quarter."

     Dan added: "During the quarter, we delivered on our promise to return cash to shareholders by completing a tender offer that resulted in the repurchase of
10.4 million shares for $530.2 million, raised our dividend, and repurchased an additional 648,000 shares for about $35 million. Our day-to-day focus continues to be on improving results in Europe, but we are also pursuing new opportunities to create value for our shareholders."

           Second-Quarter Business Unit Performance: 2006 Versus 2005
           ----------------------------------------------------------

Brink's, Incorporated ("Brink's")

     Brink's, the company's secure transportation and cash management unit, had second-quarter revenue of $587.8 million, up 10% from $536.7 million in 2005. Operating profit rose to $33.8 million, up from $15.1 million last year. The improved profits were largely attributable to strong performance in U.S. and South American operations and lower restructuring costs, partially offset by ongoing weakness in Europe. Operating profit margins for the second quarter and year-to-date periods were 5.8% and 6.4%, respectively.

     Brink's expects to incur a pretax charge of approximately $5 million in 2006 related to the loss of a customer that was significant to its Australian operations. Approximately $3.4 million of the total charge was recorded in the second quarter. Most of the balance will be recorded in the third quarter.

     In 2005, Brink's incurred approximately $15 million in restructuring-related charges, about $10 million of which was recorded in the second quarter to cover restructuring activities primarily associated with European operations. Restructuring-related charges of $1.3 million and $3.5 million were recorded in the third and fourth quarters of 2005, respectively.

     Capital expenditures during the quarter totaled $26.9 million, bringing year-to-date capital spending up to $46.8 million. Full-year capital spending at Brink's is expected to approximate $100 million.

                              Brink's North America

     North American revenue was $205.5 million, up 7% from $192.2 million in 2005. Operating profit rose 77% to $16.6 million, up from $9.4 million. The revenue increase was due primarily to core business growth. The profit increase was driven by improvement in cash-in-transit and global services operations, reduced pension expenses, and lower safety and security costs.

     Net expenses in the second quarter related to employee benefits declined by approximately $3 million due to the freezing of U.S. pension plan benefits as of December 31, 2005. For the full year, net expenses related to these employee benefits are expected to decrease by $12 million to $13 million compared to 2005.

                             Brink's International

     Second-quarter revenue from international operations was $382.3 million, up 11% from $344.5 million in 2005, reflecting increases in all regions. Operating profit was $17.2 million, up from $5.7 million last year due primarily to continued strong performance in South America and lower restructuring costs.

     Europe Second-quarter revenue from European operations was $255.4 million, up 5% from $243.5 million in 2005. Acquisitions had no significant impact on revenue or operating profit in the latest quarter. In last year's second-quarter, restructuring-related expenses approximated $10 million and were associated primarily with European operations.

     While second-quarter results improved sequentially over the first quarter, the operating environment in Europe continues to be difficult due to several factors, each of which varies by country. These factors include changing regulatory and labor issues, competitive pricing pressures and higher security threats.

     South America Second-quarter revenue in South America increased 29% to $107.3 million, up from $83.0 million in 2005, while operating profit more than doubled. The improved results were driven by strong performance throughout much of the region.

     Asia-Pacific Second-quarter revenue in the Asia-Pacific region rose 9% to $19.6 million, up from $18.0 million in 2005. Operating profit for this year's second quarter declined due to the loss of a customer in Australia, which resulted in a restructuring charge of $3.4 million. The company expects that ongoing annual revenue will be reduced by approximately $20 million as a result of the loss of this customer.

Brink's Home Security ("BHS")

     Second-quarter revenue at BHS rose 13% to $109.7 million, up from $96.8 million in 2005 due primarily to continued growth in the subscriber base and higher average monitoring rates. BHS ended the quarter with approximately 1,073,000 subscribers, up 10% over the June 2005 level. Monthly recurring revenue rose 13% to $31.2 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).

     Operating profit was $24.5 million, up 5% from $23.3 million in the year-ago quarter as higher profit from recurring services was partially offset by increased investment in new subscribers and incremental costs related to the company's new monitoring facility in Knoxville, Tennessee, which began operating on February 28. The second-quarter operating profit margin was 22.3%, down from 24.1% last year. The year-to-date operating profit margin for 2006 was 22.3%. The company said accelerated profit growth during the balance of 2006 should boost operating margins and lead to annual profit growth of approximately 10%.

     BHS installed 43,200 systems and had 18,300 disconnects, resulting in a net addition of 2.4% or 24,900 customers to its subscriber base during the quarter. The company attributed the slower-than-expected subscriber growth to softness in home sales and changes in its marketing programs. Despite the recent slowdown in installations, the company expects growth in subscribers during 2006 to be close to 10%.

     The annualized disconnect rate of 6.9% for the quarter was slightly higher than last year's rate of 6.8%.

     Second-quarter capital expenditures at BHS totaled $40.2 million, bringing year-to-date capital spending to $82.3 million. Total capital spending at BHS in 2006 is expected to be approximately $160 million to $165 million.

      Costs Related to Former Operations Included in Continuing Operations
      --------------------------------------------------------------------

     Second-quarter costs related to former operations totaled $6.2 million, down from $10.9 million in 2005. The $4.7 million decrease was due primarily to lower postretirement medical benefit expenses largely resulting from the effect of a $225 million contribution to the Voluntary Employees' Beneficiary Association trust ("VEBA") on January 31, 2006. The VEBA, which is a financing vehicle used to pay medical benefit obligations related to former coal miners and their dependents, had assets valued at approximately $418 million on June 30.

                       Recent Events and Other Information
                       -----------------------------------

     On April 11, The Brink's Company completed a "Dutch auction" self-tender offer that resulted in the repurchase of 10,355,263 shares of its common stock for approximately $530.2 million or $51.20 per share. Following the April 11 share repurchase, the company had the authority to repurchase approximately $70 million of additional common stock. On May 5, the company's board of directors expanded the stock repurchase authority to $100 million. From May 22 until the end of the quarter, the company repurchased an additional 648,000 shares of its common stock for approximately $35.1 million or $54.16 per share. On June 30, the company had approximately 47.7 million shares of common stock outstanding. From July 1 through July 31, the company repurchased 369,300 shares for approximately $20.4 million or $55.19 per share. Additional shares may be purchased in the open market, in privately negotiated transactions, through derivative transactions and through purchases made in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, depending on prevailing market conditions, alternative uses of capital and other factors.

     On May 5, the company's board of directors approved an increase in the quarterly dividend on its common stock, from 2.5 cents per share to 6.25 cents per share. On July 13, the board declared a regular quarterly dividend of 6.25 cents per share payable on September 1.

     During the second quarter Brink's completed the acquisition of cash-in-transit and guarding operations in the Republic of Mauritius, an island nation in the Indian Ocean. Mauritius has a growing presence in financial, precious gem and tourism markets.

                             Discontinued Operations
                             -----------------------

     Second-quarter income from discontinued operations was $9.5 million or 19 cents per share versus $13.1 million or 23 cents per share in the second quarter of 2005. Second-quarter results from discontinued operations in 2006 primarily reflect a pretax benefit of $9.9 million on the settlement of withdrawal liabilities for two multi-employer pension plans and an adjustment of $3.7 million (pretax) to the gain on the sale of the company's BAX Global air freight unit. Discontinued operations in 2005's second quarter reflected operating performance at BAX Global and a preliminary adjustment to the withdrawal liabilities.

                                   Net Income
                                   ----------

     Second-quarter net income, which includes results from continuing and discontinued operations, was $30.7 million or 62 cents per share versus $15.3 million or 27 cents per share in 2005.


This release contains both historical and forward-looking information. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding possible restructuring charges at Brink's, the impact of increased fuel costs on financial performance, estimated capital expenditures for 2006, expected sales growth and profit improvement for the company and its subsidiaries in 2006, including Brink's annual operating margin and subscriber growth at BHS, the impact of the loss of a Brink's customer in Australia, the exploration of new growth opportunities, expected decreases in pension related expenses and possible share repurchases. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to the ability to identify and execute further cost and operational improvements in the core businesses, the ability of the businesses to meet demand appropriately, changes in fuel costs, the ability of Brink's to impose fuel surcharges, Brink's ability to integrate recent acquisitions, the performance of Brink's operations in Europe, Brink's ability to adjust operationally to the loss of the customer, positions taken by insurers with respect to claims made, the migration to various new financial software packages by Brink's and BHS, IT costs and costs associated with ongoing contractual obligations, the willingness of police departments to respond to alarms, the number of household moves, the level of new home construction, costs associated with the operation of the new Knoxville facility (including the ability to retain qualified personnel at reasonable costs), labor relations, safety and security performance, strategic initiatives and acquisition opportunities, the company's tax position, the cash and debt position of the company, the funding levels and investment performance of the pension plans, retirement experience, changes in mortality and morbidity assumptions, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, fuel prices, interest rates, inflation, new government regulations and legislative initiatives, domestic and international demand for services of the subsidiaries of The Brink's Company, the financial stability of companies with payment obligations under the Health Benefit Act, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.


About The Brink's Company
The Brink's Company (NYSE:BCO) is a global leader in security and risk management services and operates two businesses: Brink's, Incorporated and Brink's Home Security. Brink's, Incorporated is the world's premier provider of secure transportation and cash management services. Brink's Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink's Company website at www.brinkscompany.com or call toll free 877-275-7488.

Conference Call
The Brink's Company will host a conference call today, August 2, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through August 16, 2006, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The conference account number is 286 and the conference ID for the replay is 209319. A webcast replay will also be available at www.brinkscompany.com.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)



                                                                Three Months                  Six Months
                                                               Ended June 30,               Ended June 30,
(In millions, except per share amounts)                       2006       2005              2006        2005
--------------------------------------------------------------------------------------------------------------
Revenues                                                  $   697.5     633.5            1,361.1     1,234.6

Expenses:
Operating expenses                                            544.4     515.9            1,059.1       996.2
Selling, general and administrative expenses                  112.5     100.9              219.1       194.2
--------------------------------------------------------------------------------------------------------------
   Total expenses                                             656.9     616.8            1,278.2     1,190.4
Other operating income, net                                     1.3       1.6                3.1         3.1
--------------------------------------------------------------------------------------------------------------
   Operating profit                                            41.9      18.3               86.0        47.3
Interest expense                                               (2.5)     (5.7)              (6.8)       (9.8)
Interest and other income, net                                  4.7       3.5               10.1         4.3
Minority interest                                              (3.2)     (2.7)              (7.1)       (6.3)
--------------------------------------------------------------------------------------------------------------
   Income from continuing operations before income taxes       40.9      13.4               82.2        35.5
Provision for income taxes                                     19.7      11.2               36.8        22.8
--------------------------------------------------------------------------------------------------------------

   Income from continuing operations                           21.2       2.2               45.4        12.7

Income from discontinued operations, net of tax                 9.5      13.1              388.7        16.2
--------------------------------------------------------------------------------------------------------------
Net income                                                $    30.7      15.3              434.1        28.9
==============================================================================================================


Basic earnings per common share:
   Continuing operations                                  $    0.43      0.04               0.85        0.23
   Discontinued operations                                     0.19      0.23               7.27        0.29
   Net Income                                                  0.62      0.27               8.11        0.52

Diluted earnings per common share:
   Continuing operations                                  $    0.42      0.04               0.84        0.23
   Discontinued operations                                     0.19      0.23               7.20        0.29
   Net Income                                                  0.62      0.27               8.04        0.51

Weighted-average common shares outstanding:
   Basic                                                       49.3      56.0               53.5        55.9
   Diluted                                                     49.8      56.6               54.0        56.5
--------------------------------------------------------------------------------------------------------------

                               THE BRINK'S COMPANY
                                and Subsidiaries
                                   (Unaudited)




                                                         Three Months                  Six Months
                                                        Ended June 30,               Ended June 30,
(In millions)                                          2006       2005              2006       2005
--------------------------------------------------------------------------------------------------------
                        Segment Information

   Revenues:
     Brink's                                   $       587.8     536.7            1,146.7    1,045.9
     Brink's Home Security                             109.7      96.8              214.4      188.7
--------------------------------------------------------------------------------------------------------
       Revenues                                $       697.5     633.5            1,361.1    1,234.6
========================================================================================================

   Operating profit:
     Brink's                                   $        33.8      15.1               73.4       45.4
     Brink's Home Security                              24.5      23.3               47.9       45.8
--------------------------------------------------------------------------------------------------------
       Business segments                                58.3      38.4              121.3       91.2
     Former operations                                  (6.2)    (10.9)             (13.1)     (24.1)
     Corporate                                         (10.2)     (9.2)             (22.2)     (19.8)
--------------------------------------------------------------------------------------------------------
       Operating profit                        $        41.9      18.3               86.0       47.3
========================================================================================================

               Supplemental Financial Information

   Brink's:
     Revenues:
       North America                           $       205.5     192.2              406.8      378.2
       International                                   382.3     344.5              739.9      667.7
--------------------------------------------------------------------------------------------------------
     Revenues                                  $       587.8     536.7            1,146.7    1,045.9
========================================================================================================
     Operating profit:
       North America                           $        16.6       9.4               35.0       22.1
       International                                    17.2       5.7               38.4       23.3
--------------------------------------------------------------------------------------------------------
     Operating profit                          $        33.8      15.1               73.4       45.4
--------------------------------------------------------------------------------------------------------

   Brink's Home Security:
     Revenues                                  $       109.7      96.8              214.4      188.7
========================================================================================================
     Operating profit:
       Recurring services                      $        45.8      43.7               89.4       85.2
       Investment in new subscribers                   (21.3)    (20.4)             (41.5)     (39.4)
--------------------------------------------------------------------------------------------------------
     Operating profit                          $        24.5      23.3               47.9       45.8
========================================================================================================

     Monthly recurring revenues (a)                                             $    31.2       27.7
     Annualized disconnect rate                          6.9%      6.8%               6.2%       6.3%

     Number of subscribers (in thousands):
       Beginning of period                           1,047.7     947.1            1,018.8      921.4
       Installations                                    43.2      42.3               86.3       81.6
       Disconnects                                     (18.3)    (16.4)             (32.5)     (30.0)
--------------------------------------------------------------------------------------------------------
       End of period                                 1,072.6     973.0            1,072.6      973.0
       Average number of subscribers                 1,060.2     960.3            1,046.4      947.0
========================================================================================================

(a) See "Non-GAAP Reconciliations" below.

                               THE BRINK'S COMPANY
                                and Subsidiaries


                 Supplemental Financial Information (continued)
                                   (Unaudited)


          COSTS OF FORMER OPERATIONS INCLUDED IN CONTINUING OPERATIONS




                                                                Three Months         Six Months
                                                               Ended June 30,       Ended June 30,
(In millions)                                                 2006       2005      2006       2005
---------------------------------------------------------------------------------------------------
Company-sponsored postretirement benefits other
   than pensions                                           $   2.9       8.6        7.3       18.0
Black lung                                                     0.9       1.0        1.9        2.2
Pension                                                        1.1       1.2        1.7        2.2
Administrative, legal and other expenses, net                  1.5       1.4        3.0        3.7
Gains on sale of property and equipment and other income      (0.2)     (1.3)      (0.8)      (2.0)
---------------------------------------------------------------------------------------------------
Costs of former operations                                 $   6.2      10.9       13.1       24.1
===================================================================================================




                       INCOME FROM DISCONTINUED OPERATIONS



                                                                Three Months         Six Months
                                                               Ended June 30,       Ended June 30,
(In millions)                                                 2006       2005      2006       2005
---------------------------------------------------------------------------------------------------
BAX Global:
   Gain on sale (a)                                        $   3.7        -       588.3         -
   Results of operations (b)                                    -       14.9        7.0       21.8
Adjustments to contingent liabilities of other former
  operations:
   Withdrawal liabilities (c)                                  9.9       6.1        9.9        6.1
   Reclamation liabilities                                     0.2      (1.2)       0.3       (4.8)
   Other                                                       0.7       0.3       (0.6)       0.5
---------------------------------------------------------------------------------------------------
Income from discontinued operations before income taxes       14.5      20.1      604.9       23.6
Provision for income taxes                                     5.0       7.0      216.2        7.4
---------------------------------------------------------------------------------------------------
Income from discontinued operations                        $   9.5      13.1      388.7       16.2
===================================================================================================

(a) The gain on sale recorded in the second quarter of 2006 resulted from the finalization of working capital adjustments.
(b) The results of BAX Global's operations are included in the company's net income through January 31, 2006, the date of the sale. BAX Global's one month of results in 2006 excludes depreciation charges of $3.3 million in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."
(c) The Company has settled its withdrawal liabilities related to its participation in two coal industry multi-employer pension plans and has made final payments of $20.4 million to the plans in July 2006.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                   (Unaudited)



                         SELECTED CASH FLOW INFORMATION



                                                                            Three Months            Six Months
                                                                            Ended June 30,         Ended June 30,
(In millions)                                                              2006       2005        2006      2005
-----------------------------------------------------------------------------------------------------------------
   Depreciation and amortization:
     Brink's                                                         $     24.1       22.9        47.3      44.1
     Brink's Home Security                                                 16.6       14.3        32.4      28.2
     Corporate                                                              0.1         -          0.2       0.2
-----------------------------------------------------------------------------------------------------------------
       Depreciation and amortization                                 $     40.8       37.2        79.9      72.5
=================================================================================================================

   Capital expenditures:
     Brink's                                                         $     26.9       18.0        46.8      49.4
     Brink's Home Security (a)                                             40.2       37.8        82.3      81.0
     Corporate                                                              0.1        0.1         0.2       0.2
-----------------------------------------------------------------------------------------------------------------
       Capital expenditures                                          $     67.2       55.9       129.3     130.6
=================================================================================================================
(a)  Capital  expenditures at BHS in the second  quarter  of  2006  include $0.2 million ($5.5 million in the first six months of 2006) for the  development of the new Knoxville,  Tennessee, monitoring facility. Capital expenditures at BHS in the first  quarter of 2005 include $10.2 million for the purchase of BHS's  headquarters in Irving,  Texas. The Texas facility was previously leased.

   Other Brink's Home Security cash flow information:
     Impairment charges from subscriber disconnects                  $     12.4       10.8        23.1      19.6
     Amortization of deferred revenue                                      (8.2)      (7.2)      (15.5)    (13.7)
     Deferral of subscriber acquisition costs
       (current year payments)                                             (6.2)      (6.0)      (12.3)    (11.0)
     Deferral of revenue from new subscribers
       (current year receipts)                                             11.0       10.2        22.0      19.8
=================================================================================================================

                               THE BRINK'S COMPANY
                                and Subsidiaries



                            NON-GAAP RECONCILIATIONS
                                   (Unaudited)


Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported Brink's Home Security revenues follows:


                                                           Six Months
                                                         Ended June 30,
(In millions)                                         2006            2005
---------------------------------------------------------------------------
June:
Monthly recurring revenues ("MRR") (a)          $     31.2           27.7
   Amounts excluded from MRR:
   Amortization of deferred revenue                    3.0            2.6
     Other revenues (b)                                3.1            2.7
---------------------------------------------------------------------------
   Revenues on a GAAP basis                     $     37.3           33.0
===========================================================================

Revenues (GAAP basis):
   June                                         $     37.3           33.0
   January - May                                     177.1          155.7
---------------------------------------------------------------------------
   January - June                               $    214.4          188.7
===========================================================================

(a) MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)  Revenues that are not pursuant to monthly contractual billings.


The company uses MRR as one factor in the evaluation of BHS' performance and believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security business produces. This supplemental non-GAAP information should be viewed in addition to, not in lieu of, the Company's consolidated statements of operations.

Net Debt reconciled to GAAP measures


                                                    June 30,    December 31,
(In millions)                                         2006          2005
----------------------------------------------------------------------------
Short-term debt and current maturities of
   long-term debt                               $     33.6           61.0
Long-term debt                                       144.9          251.9
----------------------------------------------------------------------------
   Debt                                              178.5          312.9
Less cash and cash equivalents                      (147.9)         (96.2)
Less current marketable securities                   (75.9)           -
----------------------------------------------------------------------------
   Net Debt                                     $    (45.3)         216.7
============================================================================


Net Debt is utilized by management as a measure of the company's financial leverage and the company believes that investors also may find Net Debt to be helpful in evaluating the financial leverage of the company. This supplemental non-GAAP information should be viewed in conjunction with the company's consolidated balance sheets in the company's report on 10-Q for the period ending June 30, 2006.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                      NON-GAAP RECONCILIATIONS (continued)
                                   (Unaudited)



                                         Three Months          % change             Six Months          % change
(In millions)                         Ended June 30, 2006      from 2005        Ended June 30, 2006     from 2005
-----------------------------------------------------------------------------------------------------------------
2005 revenues:
   Brink's                            $   536.7                  N/A                1,045.9                N/A
   BHS                                     96.8                  N/A                  188.7                N/A
-----------------------------------------------------------------------------------------------------------------
                                      $   633.5                  N/A                1,234.6                N/A
=================================================================================================================

Effects on revenue of acquisitions
   and dispositions, net:
   Brink's                            $     6.0                   1                    27.5                  3
   BHS                                      -                     -                     -                    -
-----------------------------------------------------------------------------------------------------------------
                                      $     6.0                   1                    27.5                  2
=================================================================================================================

Effects on revenue of changes
   in currency exchange rates:
   Brink's                            $     5.2                   1                   (11.4)                (1)
   BHS                                      0.1                   -                     0.2                  -
-----------------------------------------------------------------------------------------------------------------
                                      $     5.3                   1                   (11.2)                (1)
=================================================================================================================

Organic Revenue Growth:
   Brink's                            $    39.9                   7                    84.7                  8
   BHS                                     12.8                  13                    25.5                 14
-----------------------------------------------------------------------------------------------------------------
                                      $    52.7                   8                   110.2                  9
=================================================================================================================

2006 revenues:
   Brink's                            $   587.8                  10                 1,146.7                 10
   BHS                                    109.7                  13                   214.4                 14
-----------------------------------------------------------------------------------------------------------------
                                      $   697.5                  10                 1,361.1                 10
=================================================================================================================


The supplemental Organic Revenue Growth information presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of acquisitions, dispositions and currency exchange rates. The company believes that this information may be helpful to investors in understanding the performance of the company's operations. The limitation of this measure is that the effects of acquisitions, dispositions and changes in values of foreign currencies cannot be completely separated from changes in prices and volume of a unit's base business. This supplemental non-GAAP information does not affect net income or any other reported amounts. This supplemental non-GAAP information should be viewed in conjunction with the company's consolidated statements of operations.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                                      OTHER


Value-added taxes ("VAT") and customs duties


During 2004, the company determined that one of its non-U.S. Brink's business units had not paid customs duties and VAT with respect to the importation of certain goods and services. The company was advised that civil and criminal penalties could be asserted for the non-payment of these customs duties and VAT. Although no penalties have been asserted to date, they could be asserted at any time. The business unit has provided the appropriate government authorities with an accounting of unpaid customs duties and VAT and has made payments covering its calculated unpaid VAT. The company believes that the range of reasonably possible losses is between $0.4 million and $3.0 million for potential penalties on unpaid VAT and has accrued $0.4 million. The company believes that the range of possible losses for unpaid customs duties and associated penalties, none of which has been accrued, is between $0 and $35 million. The company believes that the assertion of the penalties on unpaid customs duties would be excessive and would vigorously defend against any such assertion. The company does not expect to be assessed interest charges in connection with any penalties that may be asserted. The company continues to diligently pursue the timely resolution of this matter and, accordingly, the company's estimate of the potential losses could change materially in future periods. The assertion of potential penalties may be material to the company's financial position and results of operations.




                                      # # #